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                                                             EXHIBIT NO. 99.8(b)



                          MFS GROWTH OPPORTUNITIES FUND
              500 Boylston Street o Boston o Massachusetts o 02116

                                                                   April 1, 1999

MFS Service Center, Inc.
500 Boylston Street
Boston, MA 02116

Dear Sir/Madam:

         This will confirm our understanding that Exhibit B to the Shareholder Servicing Agent Agreement between us, dated August 1, 1985, as amended, is hereby amended, effective immediately, to read in its entirety as set forth on Attachment 1 hereto.

         Please indicate your acceptance of the foregoing by signing below.

                                            Sincerely,

                                            MFS GROWTH OPPORTUNITIES FUND


                                            By:    W. THOMAS LONDON
                                                   ----------------------------
                                                   W. Thomas London
                                                   Treasurer


Accepted and Agreed:

MFS SERVICE CENTER, INC.



By:  JOSEPH W. DELLO RUSSO
     -------------------------------
     Joseph W. Dello Russo
     Treasurer


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                                                                    ATTACHMENT 1
                                                                   April 1, 1999


                          EXHIBIT B TO THE SHAREHOLDER
                        SERVICING AGENT AGREEMENT BETWEEN
                        MFS SERVICE CENTER, INC. ("MFSC")
                 AND MFS GROWTH OPPORTUNITIES FUND (the "Fund")


The fees to be paid by the Fund on behalf of its series with respect to all shares of each series of the Fund to MFSC, for MFSC's services as shareholder servicing agent, shall be 0.1000% of the average daily net assets of the Fund, subject to applicable performance-related adjustments.